Exhibit 10.22
Executive Incentive Bonus Plan
Overview and Purpose
Callidus’ Executive Incentive Bonus Plan was created as a means to recognize and reward the link between the achievement of Callidus’ corporate objectives and the senior executive’s contribution to its success. The plan is designed to motivate the senior executive team to achieve business targets by placing compensation “at risk” based on determined target achievement. The specific purpose of the plan is to:
•	Align the risks/rewards for the Executive team to achieve Callidus’ top business priorities, and

•	Motivate and retain senior executive staff by providing a bonus structure appropriate for their level in the market and to promote achievement of stretch goals. The plan incorporates Callidus’ annual business strategy and a desire to motivate, retain and competitively compensate the senior executive staff based on achievement and/or overachievement of the annual approved Company Business Plan.
Objective
The Executive Incentive Bonus Plan supports the Callidus compensation philosophy and guiding principles by meeting several key objectives:
•	Provide competitive total cash opportunities that help attract, reward and retain top executives. Target total cash with above market opportunities for above – plan performance.

•	Create shareholder value by establishing a direct link between achievement of the business plan and executive rewards.

•	Create a sense of focus and accountability through the development of specific and critical targets.

•	Align interests and objectives of shareholders and the Executive Team to drive Callidus growth and stock appreciation.
Performance Period
The fiscal year is divided into two, six-month performance periods, January to June and July to December, for measuring Company performance. Payout is based on achievement of agreed upon targets established two times each year, typically January and July.

Eligibility and Participation
Chief Executive Officer and Senior Vice Presidents who are employed at the end of the performance period are considered eligible to participate and receive an award under this plan. An executive must be in good performance standing to be eligible for any award under this plan. Executives who leave during the period are not eligible for a payout. Exceptions may be made by the CEO with Compensation Committee’s approval.
Performance Measures
The Plan rewards performance as measured against Callidus’ financial performance as measured against a pre-defined set of objectives (i.e. Targets) based on revenue generation and operating income before stock based compensation and other income. Overall Company performance for Callidus will be measured against the targets as approved by the Compensation Committee of the Board of Directors. The Compensation Committee of the Board will select and approve the financial targets based on the business priorities for the fiscal year. Exhibit A attached to the Plan provides the approved performance targets for the first operating period under the plan.
Award Pool Funding
The first step in the process is for the Company to build a funding pool following the measurement of the company’s performance. This pool is the amount of total dollars that are available for incentive awards for the executive team. The Board bases the pool on Callidus’ financial performance for the year against the key targets approved in the business plan.
The Company must meet a minimum level of performance, referred to as the threshold, to initiate funding of the financial related pool . Threshold performance is met when the Company has achieved approximately 85 to 95% of plan based on the specific financial metrics. Company performance represents 100% of the funding pool for the plan. For clarification targets must be met after funding the incentives.
For purposes of illustration, assume that there are 10 executives with identical earned salaries of $200,000 for the fiscal year. Also assume that the target award opportunity is 50% of base salary for each position, or $100,000. Therefore, the executive bonus pool would be $1,000,000 at target Company performance — i.e. 100% achievement of financial metrics.
•	Funding and therefore payout is reduced on a pro-rated basis if less than 100% of target is achieved.

•	Funding and payout accelerates based on overachievement of target.

•	No funding or payout of bonus if less than 85% of target is achieved.

•	No cap on overachievement.

Award Payout by Position
Bonus payout targets are determined and approved at the beginning of the calendar year by the Compensation Committee of the Board of Directors. The bonus payouts generally range from 55% - 100% based on position and market analysis.
Award Approval
Upon the close of the second and fourth quarters, the CFO reviews the financial results against established targets with the CEO and then the Compensation Committee. Once the financial performance has been reviewed and approved for the period and if the Company met the window of established target performance for the period (85%-100%), awards for the 6 month period are distributed. Each eligible executive has a specific target incentive opportunity that is used to calculate individual awards as noted above. Calculation is applied to base salary earned during the period.
Callidus’ Board of Directors maintain the discretion to determine any funding of the plan if the Company’s performance does not meet the minimum threshold
Administration
Senior Executive must be with Callidus for the entire performance period, and be in good performance standing during the entire performance period, to be eligible for an award under the plan. New Hire bonuses would be pro-rated with Compensation Committee and CEO approval.
Awards will be paid based on standard Payroll deadlines following when final performance is known for the Company and the Compensation Committee has approved a payout. Incentive awards are subject to all applicable payroll taxes.
Callidus reserves the right to modify the plan, and individual awards, at any time. You will be notified of any plan changes.

Acknowledgement
My signature below indicates that I have received a copy of the plan and that my target incentive opportunity has been communicated to me.

Employee Signature	Date

Manager Signature	Date